Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Completes Acquisition
of CMS Information Services, Inc.

Expands Capabilities in Network Services and Systems Integration

Arlington, Va., March 1, 2004 - CACI International Inc (NYSE: CAI) announced today that it has closed its transaction to purchase all of the outstanding shares of CMS Information Services, Inc. (CMS). CMS, headquartered in Vienna, Virginia, is an information technology consulting firm that serves government agencies, primarily in the national defense sector. The company specializes in enterprise network solutions, enterprise financial management systems, and software engineering and integration. Terms were not disclosed, but the transaction is anticipated to be accretive to CACI's fiscal year ending June 30, 2004.

CMS has approximately 250 employees and recorded revenue of $38.7 million for its fiscal year ending December 31, 2003. Approximately 78 percent of CMS employees have clearances. The company's CMMI (Capability Maturity Model Integration) Level 3 rating ensures that processes for management and engineering activities are documented and integrated into a standard set of processes, resulting in higher quality products and services for customers.

Dr. J.P. (Jack) London, CACI Chairman, President, and CEO, said, "CMS is an excellent fit with CACI's lines of business and corporate culture. CMS professionals bring us additional support for CACI solutions in enterprise-wide network services and financial management as well as top software engineering talent for our core systems integration capabilities. The CMS team also comes with a customer-centric orientation that is a good match with CACI's own emphasis on quality client service and best value. We are proud to welcome the skilled and dedicated CMS workforce to Team CACI."

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 7,200 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which may not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and United Kingdom, (the UK economy is experiencing a downturn that affects the Registrant's UK operations) including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects, particularly in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of the amended appeal of CACI International Inc, ASBCA No. 53058; the financial condition of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and competition to hire and retain employees; our ability to complete and successfully integrate acquisitions appropriate to achievement of our strategic plans; our ability to complete performance of fixed price contracts within contract value; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) outsourcing of activities that have been performed by the government; and (ii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the Company's Securities and Exchange Commission filings.

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For investor information contact: David Dragics Vice President, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Senior Vice President, Public Relations (703) 841-7801 jbrown@caci.com